Exhibit 99.1

Sonic Foundry Appoints Two New Board Members

MADISON, Wis. — May 12, 2021 — Sonic Foundry, Inc. (OTC: SOFO), the trusted leader for video creation, management solutions and virtual and hybrid events, today announced that it has appointed two new board members, Taha Jangda and William St. Lawrence. The appointment comes on the heels of the retirement of long-standing board members David Slayton and Gary Weis.

“I’d like to thank David and Gary for the knowledge and guidance they’ve given our company while serving on the board, and on behalf of our board members and employees I wish them all the best,” said Joe Mozden Jr., CEO, Sonic Foundry.

Mozden continued: “I’m pleased to announce that we are welcoming two new members – Taha and William -- to fill those positions. Taha has extensive experience in start-ups and fast market growth and intricately understands the impact new technologies have on businesses. William has exceptional capital market and corporate development experiences and recognizes how speed in the marketplace is a critical factor for growth.”

“I’m inspired by their backgrounds and they will be essential as we grow our business and launch new services. These new directors, coupled with the changes we’ve made at the management level recently, fulfill my goal of assembling growth-oriented leadership and advisory teams. We have reached a critical milestone as we move towards greater, more sustainable growth,” Mozden concluded.

Jangda is the General Partner of Healthx Ventures, a digital healthcare-focused early-stage fund, since 2016. He is also a member of the board of directors of Orbita, Inc. since 2018 and serves in numerous board observer and advisory roles. Prior to his current roles, he served from 2015 to 2017, as one of the founding team members and Strategic Advisor of TMC Innovation Institute, an accelerator program to develop medical devices and digital health startups. From 2015 to 2016, he served as the Chief Evangelist of Redox, a healthcare industry software company and from 2014 to 2015, Jangda was the Director of Commercialization for Admetsys, a developer of real-time diagnostic platform and closed-loop artificial pancreas. He has a BS in Psychology from Texas A&M University.

St. Lawrence has served as the General Counsel / VP of Business Development at BioDental Sciences, Inc, a dental technology and services company since 2019. Prior, he served from 2017 to 2019 as the General Counsel and then interim CEO at Northern Power Systems, a VT-based renewable energy company. From 2012 to 2020, he was General Counsel and Chief Administrative Officer / Advisor for Northeast Wireless Networks, a wholesale shared access cellular networks company acquired by AT&T in 2018. St. Lawrence has a B.A. in History from Hobart and William Smith Colleges and a J.D. from the University of Maine School of Law.

About Sonic Foundry®, Inc.

Sonic Foundry (OTC: SOFO) is the global leader for video capture, management and streaming solutions as well as virtual and hybrid events. Trusted by more than 5,200 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.mediasite.com and @mediasite.

© 2021 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Media Relations:

Nicole Wise, Director of Communications

920.226.0269

nicolew@sonicfoundry.com